                                                               Exhibit 10.5

                                   ADDENDUM

                                      TO

                               LICENSE AGREEMENT

This Addendum is entered into this 28th day of September 1999, by and between

ORGANON TEKNIKA B.V. (hereinafter referred to as "Teknika") , a private company with limited liability having its principal place of business at Boseind 15, 5281 RM Boxtel, the Netherlands,

and

LIFE SCIENCES INC. , (hereinafter referred to as "Licensee" ) , a corporation having its registered offices at 2900 7th Street North, St. Petersburg, Florida 33710, U.S.A.,

WHEREAS, Teknika and Licensee entered into a licence agreement on 9 July 1998 whereby Licensee was granted a non exclusive license to use the NASBA Technology, Accusphere Technology and Patent rights as defined and further described therein (the 'Original Agreement') ;

WHEREAS, Teknika has undertaken under the Original Agreement to transfer any relevant know how in respect of the Accusphere Technology to Licensee in order that Licensee may successfully utilise the technology;

WHEREAS, Licensee has expressed a need to be provided with a design plan of a drip dispenser (hereinafter the "Design Plan") , as attached as ANNEX A, for the use of the Accusphere Technology, Teknika is willing to provide the Design Plan and has provided the Design Plan and Teknika now wishes to formalise the terms and conditions, subject to which the Design Plan has been transferred to the Licensee, in this Addendum to the Original Agreement;

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

Product means the drip dispenser as further described in the attached ANNEX A to be developed by Licensee using the Design Plan. Agreement means this Addendum and the original Agreement. Unless specifically defined in the text of this Addendum, all other terms will have the meaning as defined in the Original Agreement.

ARTICLE 2 - DEVELOPMENT

2.1 Teknika has disclosed and delivered to Licensee the Design Plan as needed by Licensee in the development of the Product.

         The parties acknowledge, for the avoidance of doubt, that no transfer of right to intellectual property embodied in the Design Plan will be effected or has been effected by such transfer of Design Plan.

2.2 Licensee shall assume and diligently pursue at its own expense all activities reasonably necessary to develop and manufacture the Product.

2.3 Where Licensee makes improvements to the Product or discovers or develops a new application of the know how in respect of the Accusphere Technology or the Product during the term of this Agreement, Licensee will grant a royalty free, non exclusive license to Teknika for the manufacture, development and use of these improvements.

2.4 Licensee warrants that any third party instructed to manufacture the Product for Licensee will be bound by the terms and conditions of the Original Agreement and this Addendum, including but not limited to the obligation of confidentiality in respect of any confidential information of Teknika, and Licensee hereby agrees to compensate Teknika for any damages incurred by Teknika as a result of a breach of the terms and conditions of the Original Agreement and/or this Addendum by such third party.

ARTICLE 3 - DURATION AND TERMINATION

3.1 This Addendum shall become effective as of the date of signing hereof. The term of this Addendum shall coincide with the term of the Original Agreement.

3.2 Upon termination Licensee shall cease to use the Design Plan and shall return all data, information, records, reports etc. in respect of the Design Plan, including the Product, and transfer all rights accruing to Licensee as a consequence of this Agreement promptly to Teknika upon its request.

ARTICLE 4 - LIABILITY

4.1 Licensee hereby undertakes to indemnify, defend and hold Teknika harmless against any claims, demands, damages and expenses (including reasonable attorney's fees) in connection with any loss, damage, injury or death suffered by Licensee, its Affiliates, employees or any third party and either directly or indirectly arising or resulting or alleged to arise or result from the development, manufacture or use of the Product by or on behalf of' Licensee.

4.2 The provisions of Paragraph 4.1 above shall apply with the provision that:

         (a) Teknika promptly notifies Licensee in writing after Teknika receives notice of any claim;

         (b) Licensee shall have the right to sole control of the defence, trial, and any related settlement negotiations; and

         (c) Teknika reasonably co operates with Licensee in the defence of any such claim.

ARTICLE 5 - WHOLE AGREEMENT

This Addendum and the Original Agreement together form the entire agreement between the parties hereto relating to the subject matter of this Agreement. Unless otherwise provided for in this Addendum, all terms and conditions of the Original Agreement continue to apply. Where any of the terms of conditions of this Addendum and the Original Agreement conflict, the terms and conditions of this Addendum shall prevail. This Agreement may be modified in writing only.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized officers in duplicate on the day, month and year first written above. behalf of


         For and on behalf of             For and on behalf of
         Organon TEKNIKA B.V.             LIFE SCIENCES INC.


     /s/ R. Salsmans                           /s/ Alex A. Burns
     --------------------------------          --------------------------------
Name: Dr. R. Salsmans                     Name: Alex Burns
     --------------------------------          --------------------------------
Title: President                          Title: Vice President
      -------------------------------           -------------------------------





     /s/ A. J. F. Stap
     --------------------------------
Name: A. J. F. Stap
     --------------------------------
Title: Executive Vice President
      -------------------------------